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Exhibit (a)(1)(H)

Communication #3, Version #1 (email confirmation of receipt of election via fax)

To:	[left blank]
Cc:	[left blank]
Bcc:	[emails for that day's confirmation group]
Subject:	Election Receipt Confirmation

        This message serves as a confirmation that ADC has received your Election Form for the ADC Stock Option Program. Thank you for your prompt response.

        You may contact the You@ADC team with questions about the program at:

Telephone:	952.917.1000 or 1.866.901.0707
E-mail:	You_ADC@adc.com

You@ADC

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  Exhibit (a)(1)(H)